Exhibit 10.5
Dated 10 March 2006

(1)	COLERIDGE (NO. 45) LIMITED

(2)	BOOKHAM TECHNOLOGY PLC

(3)	BOOKHAM, INC.

LEASE
relating to Caswell,
Towcester, Northamptonshire, NN12 8EQ

LONDON

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Clause		Page
	5.2 Renewal Commencing Rental		20
6.	Agreements and declarations		20
	6.1 Forfeiture and re-entry		20
	6.2 Notices		21
	6.3 Exclusion of certain rights		21
	6.4 Value Added Tax		21
7.	Contracts (Rights of Third Parties) Act 1999		21
8.	Guarantor’s covenants		21
Schedules

1.	Exceptions and reservations to the Landlord
2.	Incumbrances
3.	Renewal rent determination
4.	Guarantor’s covenants
5.	List of Landlord’s Fixtures

ii

THIS LEASE is dated 10 March 2006 and made between:
(1)	COLERIDGE (NO. 45) LIMITED (registered number 5732931) whose registered office is at Europa House, 20 Esplanade, Scarborough, North Yorkshire YO11 2AA (the “Landlord”);

(2)	BOOKHAM TECHNOLOGY PLC (registered number 2298887) whose registered office is at Caswell, Towcester, Northamptonshire, NN12 8EQ (the “Tenant”); and

(3)	BOOKHAM, INC. (a company incorporated in the State of Delaware with organisational identification number 3822373) whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, USA (the “Guarantor”).
THIS DEED WITNESSES that:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following words and expressions mean:

“Act” means any Act of Parliament or statute for the time being in force and any regulations, laws and directives made or issued by or with the authority of The European Commission or the Council of Ministers and having effect in England and Wales;

“Ancillary Documents” means any documents supplemental to this Lease or entered into pursuant to its terms;

“Authorised Use” means any use in connection with the business of the Tenant from time to time carried on at the Premises together with car parking and ancillary uses or such other use as the Landlord may approve (such approval not to be unreasonably withheld or delayed);

“Conduits” means all conduits or media used for the passage or transmission of the Utilities or any other service benefiting the Premises whether installed by the Landlord, the Tenant or by any other person;

“Contractual Term” means twenty (20) years from and including the ___ 2006;

“Deed of Easement” means the deed of easement dated 24 February 1969 and made between (1) Plessey Company Limited and (2) Frederic Bernard Bolton;

“Environment” means any and all organisms (including without limitation man), ecosystems, property and the following media:
(a)	air (including without limitation the air within buildings and the air within other natural or man-made structures whether above or below ground);

(b)	water (including without limitation water under or within land and coastal and inland waters); and

(c)	land (including without limitation land under water);
“Environmental Laws” means all law (including without limitation statutory law, subordinate legislation, common law, judicial decisions and the law of the European Union and notices issued by any competent authority), treaties, codes of practice and guidance notes in each case having legally binding effect from time to time which have as a purpose or effect the protection of the Environment and/or the prevention of Harm and/or the provision of remedies in respect of Harm;

“Environmental Permits” means any and all consents, permits or authorisations required under Environmental Law;

“Environmental Contamination” means the presence of any Hazardous Matter in, on or under the Premises or any structure thereon (or emanating from in, on or under the Premises or any structure thereon) causes or arising at any time;

“Excluded Buildings” means those buildings hatched red on Plan 2 and known as building numbers B24 and B31 in respect of which the Tenant shall have no repairing obligations;

“Group Company” means a company which is either:
(a)	the holding company of the Tenant; or

(b)	a wholly-owned subsidiary of either the Tenant or the Tenant’s holding company as both expressions are defined in s736 Companies Act 1985;
“Harm” means material harm to the Environment and for the avoidance of doubt (but without limitation) harm to the health of living organisms or other interference with the ecological systems of which they form part and in the case of man includes offence caused to any of his senses or harm to his property;

“Hazardous Matter” means any and all substances (whether alone or in combination with other substance or matter) which may cause Harm (including without limitation, vibration, noise, electricity, heat or other radiation) and any other polluting or waste matter;

“Insured Risks” means loss or damage by terrorism, fire, storm, lightning, flood, earthquake, and terrorist explosion, non-hostile aircraft and parts of aircraft and articles dropped from such aircraft, riot and civil commotion, malicious damage and such other risks as the Landlord or the Tenant may request (each acting reasonably);

“Landlord’s Fixtures” means those items specified in Schedule 5 (List of Landlord’s Fixtures) insofar as they exist at the date hereof together with any replacements for or additions to such items and equipment made throughout the Term;

“Lease” means this lease and any Ancillary Documents;

“Lease Provisions” means the covenants on the part of the Tenant and the conditions, provisions agreements and declarations contained in this Lease and any Ancillary Documents;

“Notice” means any formal notice, direction, complaint, enquiry, request for information or communication served by any competent authority upon the Premises or the Tenant;

“Plans” means the plans annexed to this Lease and numbered Plan 1 and Plan 2 respectively;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and, where applicable, the Planning (Listed Buildings and Conservation Areas) Act 1990 and the Planning (Hazardous Substances) Act 1990 and any associated or similar legislation regulating the development or use of land;

“Planning Permission” means any consent given or deemed to be given pursuant to the Planning Acts;

“Premises” means the land and buildings known as Caswell, Towcester, Northamptonshire, NN12 8EQ (as registered at the Land Registry with title number NN184271) which are shown edged red on Plan 1 together with:
(a)	all Conduits exclusively serving the Premises;

(b)	all glass within or enclosing the Premises;

(c)	all Landlord’s Fixtures, but excluding Tenant’s Trade Fixtures; and

(d)	all additions, alterations and improvements made to the Premises from time to time during the Term;
“Prescribed Rate” means 3% per annum above the base rate from time to time of The Royal Bank of Scotland plc, or such other bank as the Landlord may from time to time nominate by notice to the Tenant, or any alternative rate which may replace such base lending rate. If such base lending rate is abolished without an alternative rate being prescribed by law, the “Prescribed Rate” shall mean such comparable rate of interest as the Landlord reasonably determines;

“Principal Rent” means:
(a)	one million one hundred thousand pounds (£1,100,000) per annum from and including the Rent Commencement Date to 2011;

(b)	one million two hundred and forty-four thousand five hundred and forty-nine pounds (£1,244,549) per annum from and including 2011 to 2016; and

(c)	one million four hundred and eight thousand and ninety three pounds (£1,408,093) per annum from and including 2016 to 2021;

(d)	one million five hundred and eighty three thousand one hundred and twenty eight pounds (£1,593,128) per annum from and including 2021 to the expiry of the Contractual Term;
“Reform Order” means the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003;

“Renewal Rent Determination Date” means the date being one year prior to the date of expiry of the Contractual Term in respect of the first lease renewal and thereafter the date of the commencement of the term of the relevant renewed lease granted pursuant to clause 5;

“Rent Commencement Date” means the date hereof;

“Rents” means the rents reserved by Clause 2.2 (Rents payable) together with any value added tax payable on such rents;

“Requisite Notice” means written notice given at least 48 hours before entry is required;

“Schedule of Condition” means the photographic schedule of condition dated 4 November 2005 relating to the Premises agreed between the parties and prepared by Workman Property & Building Consultants;

“Structure” means any building whether permanent or temporary including without limitation storage tanks or facilities or pipes or other natural or man-made structure above or below ground;

“Surety” means any person who at any time has guaranteed to the Landlord payment of the Rents and performance of the Lease Provisions;

“Tenant’s Personnel” means servants, agents, employees, licensees and invitees of the Tenant and under the Tenant’s control;

“Tenant’s Trade Fixtures” means all fixtures and fittings plant and machinery and all other items at in or on the Property which are not Landlord’s Fixtures;

“Term” means the Contractual Term together with any period of holding over, continuation or extension of the Contractual Term whether by statute or otherwise;

“Underlet Premises” means the premises let by any underlease;

“Usual Quarter Days” means 25 March, 24 June, 29 September and 25 December in each year of the Term;

“Uninsured Damage” means damage by an Uninsured Risk;

“Uninsured Risk” means any risk to the extent and for the period that the insurance cover for damage by that risk is not capable of being insured on the London insurance market or otherwise is at a premium or subject to such conditions which in the opinion of the Landlord and the Tenant (both acting reasonably) is/are unreasonable, or such other events which are not from time to time insured;

“Utilities” means water, gas, electricity telecommunications, drainage, electrical impulses and other services benefiting the Premises whether provided by the Landlord, the Tenant or any other person, including statutory suppliers; and

“Value Added Tax” means value added tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature substituted or levied in addition to it).
1.2	Contents and headings

The contents page and headings are included for ease of reference only and do not affect the interpretation or construction of this Lease.

1.3	Interpretation

In this Lease, unless the context requires otherwise, any reference to:
(a)	a Clause or the Schedule is to a clause of or a schedule to this Lease;

(b)	this Lease includes the Schedules, which form part of this Lease for all purposes;

(c)	an enactment includes any consolidation, re-enactment or modification of the same and any subordinate legislation in force under the same;

(d)	the masculine, feminine or neuter gender respectively includes the other genders, references to the singular include the plural, and vice versa, and references to persons include firms, corporations and unincorporated associations and bodies;

(e)	consent includes any other form of licence, permission, approval or authorisation;

(f)	any consent of the Landlord required under this Lease shall be in writing;

(g)	the Premises includes any part of the Premises;

(h)	neighbouring premises includes any premises adjoining, adjacent to or in the vicinity of the Premises; and

(i)	the Landlord, the Tenant and the Guarantor includes their respective successors in title and, if individuals, their respective estates and personal representatives.

1.4	Joint and several liability

Any agreement, covenant, representation, warranty, acknowledgement or undertaking in this Lease on the part of two or more persons is made or given by such persons jointly and severally.
2.	DEMISE AND RENTS

2.1	Demise

The Landlord lets the Premises to the Tenant for the Contractual Term.

2.2	Rents payable

The rents payable by the Tenant for the letting are:
(a)	the Principal Rent, which shall be paid by equal quarterly payments in advance on the Usual Quarter Days. The first payment of the Principal Rent, apportioned on an annual basis for the period from and including the Rent Commencement Date up to the first day of the Usual Quarter Days following the Rent Commencement Date, shall be paid on the date of this Lease; and

(b)	interest on the following amounts:
(i)	any Principal Rent which is not paid on the due date for payment; and

(ii)	any other sums due to the Landlord under this Lease which are not paid within 14 days of a demand for payment.
Interest on these amounts shall be calculated on a daily basis at the Prescribed Rate, both before and after any judgment, for the period from the due date for payment to the date on which they are actually paid. It shall be compounded quarterly and shall be payable on demand.
2.3	Rights reserved

The rights set out in Schedule 1 (Exceptions and reservations to the Landlord and others) are excepted and reserved out of the letting for the benefit of the Landlord and those authorised by the Landlord.

2.4	Matters to which the Premises are subject

The letting is made subject to the matters set out in Schedule 2 (Incumbrances) and the Deed of Easement.

3.	TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

3.1	Payment of Rents

The Tenant shall pay the Rents in accordance with Clause 2 (Demise and Rents) without any deduction or set off whatsoever (whether legal or equitable). If the

Landlord so requires the Principal Rent shall be paid directly to the Landlord’s bankers by bankers standing order.
3.2	Outgoings
(a)	Subject to Clause 3.2(b) the Tenant shall pay all existing and future rates, taxes, charges, assessments, duties, impositions and outgoings assessed or imposed at any time during the Term on or in respect of:
(i)	the Premises, whether assessed or imposed on the owner or occupier; and

(ii)	any payment payable by the Tenant under this Lease,

whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature.
(b)	The obligations in Clause 3.2(a) shall exclude any tax other than Value Added Tax (which the Tenant expressly covenants to pay under this Clause 3) assessed or imposed in respect of:
(i)	the Rents;

(ii)	the grant of this Lease; or

(iii)	any dealing or deemed dealing by the Landlord with its interest in the Premises.
3.3	Repair
(a)	Whilst this Lease is vested in Bookham Technology Plc (registered number 2298887) then the Tenant shall keep the Premises and all buildings on the Premises (save for the Excluded Buildings) in a wind and watertight condition.

(b)	As soon as this Lease has been assigned or transferred by Bookham Technology Plc (registered number 2298887) then the Tenant shall keep the Premises and the buildings on it (save for the Excluded Buildings) in no worse state of repair and condition as is evidenced by the Schedule of Condition (fair wear and tear excepted).

(c)	Without prejudice to the provisions of Clause 3.3(a) of this Lease the Tenant shall keep:
(i)	such part of the Premises that are from time to time undeveloped and the grass, gardens, trees and shrubs in proper and neat order and condition; and

(ii)	any roads, pavements, courtyards and service areas in working repair and condition.
(d)	Whenever during the Term any Landlord’s Fixtures which continue to be required for use by the Tenant have become unusable and incapable of economic repair the Tenant shall replace them with articles which are suitable and efficient for the Tenant’s requirements.

(e)	Damage to the Premises and any of the buildings on the Premises by any of the Insured Risks is excepted from the Tenant’s liability under Clauses 3.3(a), 3.3(b), 3.3(c) and 3.3(d), unless the insurance monies for such buildings are rendered irrecoverable in whole or in part by any act or default of the Tenant or the Tenant’s Personnel.
3.4	Alterations and additions
(a)	The Tenant may carry out alterations improvements or additions to the Premises (whether of a structural or a non-structural nature) either internally or externally provided that if the gross internal floor area of all the buildings on the Premises will or is reasonably likely to fall below 169,281 square feet as a result of any such alterations, improvements or additions then the Landlord’s prior written consent will be required for such alterations improvements or additions (such consent not to be unreasonably withheld or delayed) and during such period as the gross internal floor area of all the buildings on the Premises remains below this figure.

(b)	The Tenant may demolish the Excluded Buildings either in whole or in part at any time during the Term.

(c)	For the avoidance of doubt at the expiration or sooner determination of the Term the Tenant shall not be required to remove any alterations, improvements or additions made to the Premises.

(d)	The Tenant covenants with the Landlord that where it does carry out and complete any alterations improvements or additions then it shall do so:
(i)	expeditiously;

(ii)	in a good and workmanlike manner, with good quality materials fit for the purpose for which they are required;

(iii)	in accordance in all respects with all legal requirements and the terms of all relevant consents; and

(iv)	at its sole risk.
3.5	Authorised and prohibited uses
(a)	The Tenant shall not use the Premises for any purpose other than the Authorised Use.

(b)	Nothing contained in this Lease implies or warrants that the use of the Premises for the Authorised Use or any other use from time to time authorised by the Landlord will be in accordance with the Planning Acts.

3.6	Compliance with statutory requirements
(a)	The Tenant shall at its expense obtain from the appropriate authorities all licences consents and permissions as may be required for the carrying out by the Tenant of any operations on or use of any part of the Premises.

(b)	The Tenant shall in relation to any obligations placed on it under any Acts and/or Planning Acts comply with all such Acts and/or Planning Acts and shall not at any time during the Term do or permit or suffer anything which shall be a contravention by it of any of the Acts and/or the Planning Acts or of any licences consents authorisations permissions and conditions (if any) from time to time granted or imposed under such Acts nor permit anything which would be a contravention by it thereof and shall comply with the same.

(c)	Unless the Landlord directs otherwise in writing the Tenant shall carry out before the expiry or sooner determination of this Lease (howsoever determined) any works stipulated to be carried out to the Premises as a condition of any planning permission which may have been granted during the Term and implemented by the Tenant whether or not the date by which the planning permission requires such works to be carried out falls within the Term.

(d)	The Tenant shall in relation to any obligations placed on it under any Environmental Laws comply with such obligations and in particular (but without limitation) obtain and comply with Environmental Permits required for the operation of its business at the Premises and/or to storage use or disposal of any Hazardous Matter on or from the Premises.
3.7	Notices

The Tenant shall:
(a)	promptly give the Landlord a copy of any Notice;

(b)	at the reasonable request of the Landlord and at the Landlord’s expense to make or join in making such objections or representations in respect of any Notice as the Landlord may reasonably require.
3.8	Dealings with this Lease
(a)	The Tenant shall not assign, underlet, part with the possession of or share the occupation of the whole or any part of the Premises save as permitted by this Clause.

(b)	The Tenant may:
(i)	having first complied with the pre-conditions in Clause 3.8(c) (and subject always to clause 3.8(d)) assign the whole of the Premises with the previous consent of the Landlord not to be unreasonably withheld or delayed; or

(ii)	having first complied with the pre-conditions in Clause 3.8(e) underlet the whole or part of the Premises with the previous consent of the Landlord not to be unreasonably withheld or delayed; or
(c)	If the Tenant wishes to assign the whole of the Premises, as a pre-condition of giving consent to the same the Landlord shall be entitled to require that:
(i)	the proposed assignee enters into a covenant with the Landlord prior to the assignment to pay the Rents and to observe and perform the Lease Provisions from the date of the assignment until the proposed assignee is released from its obligations to pay the Rents and observe and perform the Lease Provisions under s5(2) Landlord and Tenant (Covenants) Act 1995 or, if later, under s11(2) of that Act;

(ii)	the Tenant provides full details of the proposed assignment to the Landlord including the amount of any fines, premiums, reverse premiums or other financial payments or incentives and any non-monetary incentives to be made, given, received or which are payable in order to secure the proposed assignment;

(iii)	the proposed assignee provides such evidence of its financial status and the financial status of any guarantor of the proposed assignee as the Landlord may reasonably require to satisfy itself that the proposed assignee is of sufficient financial standing to enable it to comply with the Lease Provisions;

(iv)	if the Landlord reasonably so requires the proposed assignee shall provide one or more acceptable guarantors for the proposed assignee who will covenant with the landlord in the terms (mutatis mutandis) set out in Schedule 4;

(v)	if the Landlord reasonably so requires the proposed assignee will prior to the assignment provide such additional security for performance by the proposed assignee of its obligations under this Lease as the Landlord may reasonably require; and

(vi)	the Tenant enters into an authorised guarantee agreement in such reasonable form as is required by the Landlord (acting reasonably) no later than the date of the assignment, which agreement is to be by deed.
(d)	For the purpose of s19(1A) of the Landlord and Tenant Act 1927 it is agreed that the Landlord shall not be regarded as unreasonably withholding consent to any proposed assignment of the whole of the Premises if it is withheld on the ground (and it is the case) that any one or more of the circumstances mentioned below exist (whether or not such withholding is solely on such ground or on that ground together with other grounds):
(i)	in the Landlord’s reasonable opinion the proposed assignee (taking into account any guarantees and other security for the performance by the assignee of the tenant’s covenants under this Lease) is not able to pay the Rents reserved by this Lease as and when they fall due and/or to observe and perform the obligations of the Tenant under this Lease;

(ii)	there are arrears of the Rents reserved hereunder at the date of the application for the assignment to the proposed assignee and/or the proposed date for completion of the licence giving the Landlord’s consent.
(e)	If the Tenant wishes to underlet the Premises either in whole or part as a pre-condition of giving consent to the same the Landlord shall be entitled to require that:
(i)	any undertenant or assignee of any devolutionary interest enters into a covenant with the Landlord:
(A)	to observe and perform the Lease Provisions, other than the covenant to pay the Rents and to comply with the obligations on the undertenant in the underlease throughout the term of the underlease or until the undertenant is released by virtue of the Landlord and Tenant (Covenants) Act 1995, if sooner; and

(B)	to procure that any subsequent assignee of any devolutionary interest enters into a covenant with the Landlord in the form of this Clause 3.8(e)(i);
(ii)	any covenant given to the Landlord by an undertenant or assignee of any devolutionary interest shall subsist during the period from the date of the underletting or assignment, as the case may be, until the earlier of:
(A)	the determination of the term of the underlease;

(B)	the next assignment of the underlease with all consents required by this Lease and the underlease; and

(C)	the date upon which the undertenant or assignee, as the case may be, is released from liability by virtue of s11(2) Landlord and Tenant (Covenants) Act 1995; and
(iii)	any underlease (however remote) contains a lawful and valid agreement to exclude ss24-28 Landlord and Tenant Act 1954 as amended by the Reform Order.
(f)	The Tenant shall:
(i)	not at any time either expressly or by implication waive any breach of the covenants or conditions on the part of any undertenant or assignee of any devolutionary interest comprised in any underlease or devolutionary interest; and

(ii)	enforce any breach of the same at its own cost and expense.

(g)	Notwithstanding anything in this Clause 3.8, the Tenant shall be entitled to share occupation of the whole or any part of the Premises with any other Group Company on terms which do not create any relationship of landlord and tenant provided that:
(i)	the Tenant shall give notice to the Landlord within 28 days of the commencement or termination of any such arrangement; and

(ii)	any such arrangement shall terminate automatically on the Tenant and any such member of the group ceasing to be Group Companies and the former member of the group occupying the Premises shall vacate them as soon as reasonably practicable but in any event within one month thereafter.
3.9	Short term lettings

The Tenant may, without the consent of the Landlord and without complying with the provisions of Clause 3.8 (save in respect of underleases to third parties other than Group Companies where Clause 3.8(e)(i) shall apply), grant underleases of any part or parts of the Premises on the following terms and conditions:
(a)	for a term which shall not exceed ten years’ in length (or such shorter period to expire no less than two weeks prior to the end of the Term) and which shall in any event expire no less than two weeks before the end of the Term;

(b)	with a condition for re-entry on breach of covenant by the undertenant;

(c)	with an absolute covenant on the part of the undertenant not to assign, charge, underlet, share or part with possession or occupation of or permit any person to occupy the whole or any part of the Premises to be comprised in such underlease other than by way of an assignment of whole with the prior consent of the lessor (which shall not be unreasonably withheld), a right to underlet part of the Underlet Premises on substantially the same terms as this Clause 3.9 but with the lessor’s prior consent (which shall not be unreasonably withheld) and a right to share possession with group companies of the undertenant on substantially the same terms as Clause 3.8(g); and

(d)	with the lawful exclusion of the provisions of ss24-28 inclusive of the Landlord and Tenant Act 1954 in relation to such underlease.
3.10	Registration and notification of dispositions
(a)	Within one month of every assignment, transfer, underlease or other disposition of or relating to the Premises or any devolution by will, intestacy or operation of law the Tenant shall:
(i)	give notice of the same with full particulars to the Landlord’s Solicitors;

(ii)	produce to the Landlord for registration and retention a copy of such instrument duly certified by a Solicitor to be a true copy; and

(iii)	produce to the Landlord a true copy of any deed of covenant referred to at Clause 3.8(e) and/or 3.9.
(b)	To furnish to the Landlord within ten working days of demand full particulars of all derivative interests of or in the Premises however remote or inferior PROVIDED THAT the Landlord may only make such request once in any 12 month period.
3.11	Fishing rights
Notwithstanding Clause 3.8 the Tenant may grant licences to any third parties granting fishing rights on the lake situated on the Premises on such terms and conditions as the Tenant may determine and for the avoidance of doubt the Tenant shall have the sole right to manage (at its own cost) fishing on the lake and collect (at its own cost) all revenues from such activities for its sole benefit.
3.12	Costs and fees
(a)	The Tenant shall pay on demand all reasonable and proper fees, charges, costs, disbursements, and expenses, including but without prejudice to the generality of the foregoing legal charges, bailiff’s charges and surveyors’ fees incurred or expended by the Landlord of and incidental to and/or in contemplation of:
(i)	the preparation and service of a notice under ss146 and 147 Law of Property Act 1925, whether or not forfeiture for such breach is avoided otherwise than by relief granted by the Court;

(ii)	any application or request for any approval or consent required by this Lease whether or not any such approval or consent is granted by the Landlord (provided approval or consent is not unreasonably withheld) or the application or request is proceeded with by the Tenant; and

(iii)	the enforcement of any covenant on the part of the Tenant.
(b)	The sums payable under this Clause 3.12 shall be payable whether they have been incurred or expended before or after the expiration or determination of the Term whether by effluxion of time or otherwise.
3.13	Yielding up
(a)	The Tenant shall yield up the Premises at the expiration or sooner determination of the Term:
(i)	with vacant possession; and

(ii)	in such state of repair and condition as accords with the Lease Provisions.
(b)	For the avoidance of doubt the parties hereby acknowledge and agree that the Tenant’s Trade Fixtures belong to the Tenant absolutely and that the Tenant may remove the Tenant’s Trade Fixtures from the Premises at any time during the Term or at the end of the Term if it so desires but at no time shall it be obliged to do so PROVIDED THAT if the Tenant does remove any of the Tenant’s Trade Fixtures, it must do so in a good and workmanlike manner and make good any damage caused by such removal to the reasonable satisfaction of the Landlord.

(c)	The Tenant further covenants with the Landlord in the last three months of the Term (however determined) to procure that:
(i)	all Tenant’s Trade Fixtures which contain Hazardous Matter or which might in any event lead to Environmental Contamination at any time in the future are removed from the Premises and any works of making good or reinstatement are carried out and completed to the reasonable satisfaction of the Landlord; and

(ii)	the works required to be carried out pursuant to this sub-clause shall be carried out by properly qualified and experienced contractors.
3.14	Fire precautions

The Tenant shall:
(a)	at all times during the Term adequately equip the Premises with fire fighting and extinguishing equipment, apparatus and appliances; and

(b)	comply with all lawful requirements which may from time to time be made by any competent authority in relation to means of escape from the Premises in case of fire or in relation to fire precautions generally.
3.15	Value Added Tax

If Value Added Tax shall be chargeable in respect of any supplies made by the Landlord to the Tenant then the Tenant shall also pay to the Landlord the amount of the Value Added Tax so chargeable within 14 days of receipt of a valid Value Added Tax invoice.

3.16	Replacement of Surety
(a)	The Tenant shall give notice to the Landlord within 28 days of:
(i)	the Surety being an individual:
(A)	dying;

(B)	having a bankruptcy order made against him; or

(C)	having an administration order made against him;
(ii)	the Surety being a body corporate:
(A)	having a provisional liquidator, receiver, administrator or administrative receiver appointed over all or any part of its assets; or

(B)	having a winding-up order made against it.
(b)	If any of the events referred to in Clause 3.16(a) occur and if so required by the Landlord, the Tenant shall, at its own expense, procure that some other person acceptable to the Landlord execute a guarantee in the form set out in Schedule 4 (Guarantor’s covenants) within 28 days of the Landlord requesting the same.
3.17	Tenant to insure
(a)	The Tenant shall insure:
(i)	the Premises against the Insured Risks with an insurer of repute in their full reinstatement cost, including the costs of demolition and site clearance, Value Added Tax and architects’, surveyors’ and other professional fees; and

(ii)	against public liability of the Landlord in connection with any matter relating to the Premises or the occupation or use of the Premises by the Tenant or anyone at the Premises with the express or implied authority of the Tenant.
(b)	The Tenant shall not be in breach of its obligations under Clause 3.17(a) where any Insured Risk cannot be insured on the London insurance market or is otherwise only available at a premium or subject to onerous conditions which in the Tenant’s opinion (acting reasonably) are unreasonable but the Tenant shall advise the Landlord if at any time such non insurance shall arise.

(c)	In each case such insurance shall be subject to such exceptions, excesses and conditions as may be usual from time to time in the London insurance market.

(d)	Insurance under both 3.17(a)(i) and (ii) and 3.17(f) will be effected in the name of the Tenant with the Landlord named as an additional insured together with such further interests noted thereon as the Tenant may require and the Landlord (acting reasonably) may request.

(e)	The Tenant will supply the Landlord (but not more than twice in any 12 month period) with a copy of the insurance policy for the Premises and evidence of payment of the relevant premium and will notify the Landlord as soon as reasonably practicable thereafter of any material change in the terms of the policy.

(f)	If (in the Landlord’s reasonable opinion) the insurance taken out by the Tenant is not in accordance with Clause 3.17(a)(i) then the Tenant must as soon as reasonably practicable (after receiving written notice from the Landlord specifying the amount of cover it deems to be in accordance with Clause 3.17(a)(i) together with relevant supporting documentation) increase or alter (as appropriate) the cover in accordance with such notice at its own cost and provide the Landlord with evidence of such increase within 10 working days of the date of the notice provided that such cover is reasonably available in the London insurance market on reasonable terms.

(g)	If the Tenant fails to comply with Clause 3.17(f) having first been provided with notice by the Landlord and all relevant supporting documentation then the Landlord may increase or alter (as appropriate) the insurance cover on behalf of and in the name of the Tenant to the level set out in its notice served on the Tenant pursuant to Clause 3.17(f) and the Tenant shall pay to the Landlord on demand the proper cost of such increase in the cover.

(h)	The Tenant hereby acknowledges that for the purpose of clauses 3.17(f) and 3.17(g) a fire insurance valuation carried out by or on behalf of the Landlord shall be adequate to comprise what is required for relevant supporting documentation.
3.18	Rebuilding and reinstatement
(a)	If the Premises or any part of them or the access to or egress from them are damaged or destroyed by an Insured Risk, the Tenant shall (unless payment of any insurance monies is refused because of any act of the Landlord and the Landlord has failed to comply with Clause 3.20) rebuild and reinstate the Premises as soon as reasonably practicable. This obligation shall be subject to the Tenant first obtaining all necessary Planning Permissions and other consents which it shall use all reasonable endeavours to obtain as soon as reasonably possible thereafter provided that, the Tenant shall not be required to rebuild and reinstate the Premises so as to be in all respects identical to the Premises prior to such damage or destruction provided that the Premises as so rebuilt and reinstated shall be of no less size and/or quality and shall otherwise be no less capable of meeting the Tenant’s operational requirements than the Premises as constructed prior to such occurrence. Such reinstatement and rebuilding shall be carried out and completed in accordance with the provisions of Clause 3.4(d) as if they were set out here mutatis mutandis.

(b)	The Landlord shall provide (at the Tenant’s reasonable cost) all such assistance as the Tenant may reasonably require in connection with making any claim in respect of the occurrence of an Insured Risk and recovering any insurance monies due pursuant thereto. The Landlord confirms (and will provide any such confirmation as the insurers may request) that the insurance monies received may be paid and expended by the Tenant in complying with its obligations in this Clause 3.18 (other than insurance monies received in respect of loss of rent and business interruption which shall belong to the Tenant absolutely).

(c)	If the insurance monies received by the Tenant pursuant to the insurance effected by it pursuant to Clause 3.17 shall be insufficient to meet the cost of such rebuilding, repair and reinstatement pursuant to this Clause 3.18 then (subject to Clause 3.20) the Tenant shall make good such shortfall out of its own monies.
3.19	Impossibility of reinstatement
(a)	The Tenant shall be under no obligation to rebuild or reinstate the Premises if, having used all reasonable endeavours to do so, it is unable to procure all Planning Permissions and other consents necessary for such rebuilding or reinstatement and all insurance monies received or receivable in respect of the insurance effected pursuant to Clause 3.17 shall belong to the Landlord and the Tenant in shares which reflect their respective interests in the Premises.

(b)	If following damage or destruction of the Premises by an Insured Risk reinstatement of the Premises has not occurred within the period of three years (commencing on the date of such damage or destruction) then on or following the expiry of such period (but not following completion of such reinstatement) the Landlord or the Tenant shall be entitled to serve notice on the other at any time terminating this Lease forthwith but without prejudice to the rights of each party against the other in respect of any antecedent breach of any obligation under this Lease and upon the service of such notice this Lease shall determine, and all insurance monies received or receivable in respect of the insurance effected pursuant to Clause 3.17 shall belong to the Landlord and the Tenant in shares which reflect their respective interests in the Premises.
3.20	Landlord’s obligation
(a)	The Landlord shall not do anything in or upon the Premises which would cause the insurance effected on the Premises pursuant to Clause 3.17(a) to be rendered void or voidable or otherwise adversely affected.

(b)	If insurance monies in respect of the Premises or any part of them are rendered wholly or partially irrecoverable in whole or in part as a result of any act or default of the Landlord (or any charge of the Landlord or any servant, agent, employee, or licensee or invitee of the Landlord or any chargee of the Landlord):
(i)	the Landlord shall pay to the Tenant on demand a sum equivalent to the amount of insurance monies so rendered irrecoverable; and

(ii)	the Tenant shall not be obliged to comply with its obligations under Clause 3.18 unless and until the Landlord complies with Clause 3.20(a).
3.21	Tenant’s obligations
(a)	The Tenant shall not do anything in or upon the Premises which would cause the insurance for the time being effected on the Premises pursuant to Clause 3.17(a) to be rendered void or voidable or otherwise adversely affected.

(b)	If the Premises are damaged or destroyed by any of the Insured Risks the Tenant shall give notice as soon as reasonably practicable of such events to the Landlord.
3.22	Insurer’s requirements

The Tenant shall:

(a)	(and so far as applicable the Landlord shall) comply with all regulations and lawful requirements of the insurers with whom insurance cover is effected pursuant to Clause 3.17;

(b)	notify the Landlord as soon as reasonably practicable upon the happening of any event or circumstance which might materially affect or lead to any claim on any insurance policy effected pursuant to Clause 3.17, or which should be disclosed to the insurance company; and

(c)	be responsible for and shall pay any excess(es) due under the insurance policy taken out under any part of clause 3.17.
3.23	Uninsured Damage
(a)	If Uninsured Damage occurs then the provisions of this Clause 3.23 shall apply.

(b)	Following the occurrence of Uninsured Damage:
(i)	the Tenant shall, within six months of the occurrence of the Uninsured Damage (time being of the essence) give written notice to the Landlord (“Election Notice”) stating whether or not it proposes to rebuild or reinstate the Premises in accordance with Clause 3.23(c);

(ii)	the Tenant may but shall not be obliged to repair such Uninsured Damage to the Premises in accordance with its covenants under this Lease.
(c)	If the Tenant serves an Election Notice stating that it proposes to rebuild or reinstate the Premises then the Tenant shall rebuild and reinstate the Premises in accordance with the obligations set out in Clause 3.18 as if the same were set out here in full (mutatis mutandis).

(d)	If the Tenant serves an Election Notice stating that it does not propose to rebuild or reinstate the Premises or if no Election Notice is served in accordance with Clause 3.23(b)(i) then (where no Election Notice is served) at any time after the expiry of the period of six months from the occurrence of the Uninsured Damage or (where an Election Notice is served stating that the Tenant does not propose to rebuild or reinstate) at any time after the service of such Election Notice (but not following commencement of and expeditious carrying out of the rebuilding or reinstatement of the Premises or service of written notice by the Tenant on the Landlord of the Tenant’s intention to carry out such rebuilding or reinstatement) either party shall be entitled to determine this Lease by serving on the other not less than one month’s notice (“Determination Notice”). On the expiration of the Determination Notice (but not if commencement of and expeditious carrying out of the rebuilding or reinstatement of the Premises or service of written notice by the Tenant on the Landlord of the Tenant’s intention to carry out such rebuilding or reinstatement has occurred prior to expiry of such Notice) this Lease shall determine and there shall be no claim against the Landlord or the Tenant respectively in respect of the disrepair caused by such Uninsured Damage but otherwise such determination shall be without prejudice to the rights of each against the other in respect of any antecedent breach of any obligation within this Lease.

(e)	If reinstatement of the Premises has not occurred in accordance with Clause 3.23(c) or Clause 3.23(d) (as the case may be) by the expiry of three years after the occurrence of the Uninsured Damage then on or following the expiry of such period (but not following completion of such reinstatement) either party shall be entitled to serve notice on the other at any time after the expiry of that three year period terminating this Lease forthwith but without prejudice to the rights of each party against the other in respect of any antecedent breach of any obligations within this Lease and upon expiry of such notice this Lease shall determine.

(f)	If Uninsured Damage occurs then notwithstanding the provisions of this Clause 3.23 the parties shall consult with each other as to the practicability of rebuilding and reinstating the Premises and shall make available to each other all reports which either of them may have commissioned in relation to the Premises following the occurrence of Uninsured Damage and all appraisals and estimates as to the feasibility and cost of rebuilding and reinstating the same.
4.	LANDLORD’S COVENANT

The Landlord covenants with the Tenant and the Guarantor as follows:

4.1	Quiet Enjoyment

The Tenant shall and may peaceably and quietly hold and enjoy the Premises during the Term without any lawful interruption or disturbance by the Landlord or any person rightfully claiming under or in trust for the Landlord or by title paramount.

4.2	Planning Permission

The Landlord shall not make any application for a Planning Permission during the Contractual Term in relation to the Premises or any adjoining property (which would (if granted) have or be likely to have an adverse impact on the Tenant’s permitted use and operation at the Premises (or any part of them)).

5.	TENANT’S OPTION TO RENEW

5.1	Renewal Lease
(a)	If the Tenant wishes to take a further lease of the Premises from the expiry of the Contractual Term of this Lease then provided that:
(i)	the Tenant shall at any time give to the Landlord not less than six months’ notice in writing of such wish to expire on the date of expiry of the Contractual Term of this Lease;

(ii)	the Tenant pays the Principal Rent up to and including the date of expiry of the Contractual Term; and

(iii)	if the Tenant’s obligations under this Lease are guaranteed by any Surety at the date of expiry of the Contractual Term, the Tenant shall procure that any such Surety shall enter into such further lease to guarantee the obligations of the lessee thereunder the Landlord shall grant to the Tenant and the Tenant shall accept a further lease of the Premises for a term of five years commencing on the date of the expiry of the Contractual Term of this Lease.
(b)	The further lease referred to at Clause 5.1(a) shall be on the same terms and conditions as this Lease save that:
(i)	this Clause 5 shall be included but the term of the further lease to be granted shall be two years commencing on the date of the expiry of the Contractual Term of the preceding lease (and the definition of the “Contractual Term” shall be amended accordingly) ; and

(ii)	the Principal Rent which shall be payable from the commencement of the five or two year term (as appropriate) shall be the sum determined in accordance with Clause 5.2 and shall be completed no later than the date of expiry of the relevant Contractual Term.

For the avoidance of doubt the further two year lease(s) may be renewed as often as the Tenant may require pursuant to and in accordance with the terms of this Clause 5.
5.2	Renewal Commencing Rental

The commencing rental reserved by such further lease(s) shall be the annual amount determined on the Renewal Rent Determination Date in accordance with the provisions of Schedule 3 (Renewal rent determination).

6.	AGREEMENTS AND DECLARATIONS

6.1	Forfeiture and re-entry
(a)	In any of the events set out in Clause 6.1(b) the Landlord, or any person or persons duly authorised by the Landlord, may at any time re-enter the Premises or any part of them in the name of the whole and repossess and enjoy the same as if this Lease had not been made. Upon such re-entry, this Lease shall absolutely cease and determine, but without prejudice to any right of action or remedy of the Landlord in respect of any antecedent breach of any of the Lease Provisions by the Tenant.

(b)	The Landlord may exercise its rights under Clause 6.1(a) if:
(i)	the Rents or any part of them remain unpaid for 21 days after formal written demand;

(ii)	there is a material breach of the Lease (taking into account all of the Lease Provisions) by the Tenant and the Tenant has failed to commence remedial action within 30 days of receipt of written notification by the Landlord of such material breach (such notice to specify the nature of the material breach and the remedial action required);

(iii)	the Tenant being a body corporate:
(A)	a winding-up order is made; or

(B)	has a provisional liquidator appointed;
(iv)	the Tenant being an individual, or if individuals any one of them:
(A)	is made bankrupt; or

(B)	has an administration order made against him;
(v)	the Tenant, being two or more individuals trading together or practising in partnership and holding the Premises on trust for themselves and others as an asset of the partnership, or being an individual, holding the Premises on trust for himself and others as an asset of the partnership:
(A)	a winding-up order is made; or

(B)	has an administration order made against it.
6.2	Notices
(a)	Any notice or consent required by this Lease shall be valid only if given in writing and signed by or on behalf of the party issuing the same.

(b)	s196 Law of Property Act 1925, as amended by the Recorded Delivery Service Act 1962, shall apply to any notices required to be given or served under this Lease.

(c)	Notices shall be served at the address of the relevant party or their solicitors shown at the start of this Lease or at such other address in the United Kingdom as either party may notify in writing to the other from time to time. In the case of the Landlord , all notices served on it must also be served at:
10 Carlos Place, London W1K 3AT marked F.A.O. Dider Tandy or as the Landlord shall from time to time notify the Tenant.
In the case of the Guarantor, all notices served on it must also be served at the registered office of the Tenant.

6.3	Law and jurisdiction

This Lease shall be construed in accordance with English law and the parties irrevocably submit to the non-exclusive jurisdiction of the English courts to settle any dispute which may arise in connection with this Lease.

6.4	Exclusion of certain rights

Any of those matters referred to in s62 Law of Property Act 1925 shall be excluded from this Lease.

6.5	Value Added Tax

In this Lease the expressions “Rents”, “Principal Rent”, “further rent”, “additional rent” and any other sums payable by the Tenant shall be construed as being subject to any Value Added Tax that is payable from time to time on such amounts. No such items shall be deemed to be inclusive of any Value Added Tax unless expressly stated to be.

7.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Each party confirms that no term of this Lease is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Lease.

8.	GUARANTOR’S COVENANTS

The Guarantor, in consideration of this Lease being granted by the Landlord at the instance and request of the Guarantor, covenants with and guarantees to the Landlord as set out in Schedule 4 (Guarantors covenants).
EXECUTION:
The parties have shown their acceptance of the terms of this Lease by executing it as a deed after the Schedules.

SCHEDULE 1
EXCEPTIONS AND RESERVATIONS TO THE LANDLORD
1.	RIGHTS OF ENTRY

The right at reasonable times and on Requisite Notice to enter the Premises in the company of a representative of the Tenant and strictly in accordance with such regulations that the Tenant shall impose from time to time (which without prejudice to the generality of the foregoing, shall include company rules for contractors CT-HAS-40201 (as amended from time to time)) to:
(a)	view and examine the state of repair and condition of the Premises;

(b)	confirm that the Tenant has complied with the provisions of this Lease; or

(c)	exercise any of the Landlord’s rights under this Lease.
The person entering causing as little damage and inconvenience as reasonably possible and making good at its expense any damage caused to the reasonable satisfaction of the Tenant and the Landlord shall indemnify and keep indemnified the Tenant from and against all costs, liabilities, losses, actions and demands of whatever nature arising in any way directly or indirectly out of a breach of any of the Tenant’s regulations (provided the Tenant has provided the Landlord with a written copy of such regulations prior to its entry on to the Premises) or any damage caused as a result of such entry.

SCHEDULE 2
INCUMBRANCES
All matters referred to in the property and charges register of title number NN184271 as at 2 September 2005 at 17:46:18 (save for any financial charges).

SCHEDULE 3
RENEWAL RENT DETERMINATION
1.	DEFINITIONS

In this Schedule 3 the following words and expressions mean:

“Assumptions” means the following assumptions which shall apply on the rent determination pursuant to this Schedule 3:
(a)	that the covenants on the part of the Landlord and the Tenant have been duly observed and performed, but without prejudice to either party’s rights in respect of any breach of them;

(b)	that if on the Renewal Rent Determination Date the Premises have been damaged or destroyed that they have been fully reinstated; and

(c)	that the Premises are being lawfully used for the actual use as at the Renewal Rent Determination Date.
“Disregards” means the following matters which shall be disregarded on the rent determination pursuant to this Schedule 3:
(a)	works and improvements carried out during the Term to the Premises by the Tenant or any lawful sub-tenant or occupier;

(b)	any goodwill attaching to the Premises by reason of the business conducted from them by the Tenant, any undertenant or other lawful occupier or any predecessor in title;

(c)	the fact that the Tenant or any lawful sub-tenant or occupier occupies the Premises or any adjoining or neighbouring property; and

(d)	any effect on rent of temporary works being carried out on any adjoining or nearby property.
“Hypothetical Lease” means a lease:
(a)	granted with vacant possession in the open market without a premium between a willing landlord and a willing tenant;

(b)	for a term of five years (in the case of the five year term lease renewal) or two years (in the case of the two year term lease renewal) commencing on the Renewal Rent Determination Date; and

(c)	containing similar covenants, conditions, provisions, agreements and declarations to those contained in this Lease.
“Market Rental Value” means the rent at which the Premises might reasonably be expected to be let as a whole on the Renewal Rent Determination Date on the terms of a Hypothetical Lease assuming the Assumptions and the Disregards apply;

“Overpayment” means the amount, if any, by which the Market Rental Value as determined in accordance with paragraph 2 is less than the Principal Rent payable immediately prior to the expiry of the Contractual Term;
“President” means the President for the time being of the Royal Institution of Chartered Surveyors or, in default of the President, the Vice-President or next senior officer of the said Institution able to appoint a Surveyor;
“Renewal Lease” means the lease(s) to be granted pursuant to Clause 5 ;
“Renewal Principal Rent” means the rent to be first reserved under the relevant Renewal Lease;
“Surveyor” means an independent surveyor or valuer to be appointed in accordance with this Schedule 3; and
“Uplift” means the amount, if any, by which the Market Rental Value as determined in accordance with paragraph 2 exceeds the Principal Rent payable immediately prior to the expiry of the Contractual Term.
2.	DETERMINATION OF REVIEWED RENT
(a)	The Renewal Principal Rent shall be the Market Rental Value agreed or determined in accordance with this Schedule 3 whether or not in fact determined by the Renewal Rent Determination Date.

(b)	The Landlord and the Tenant will use all reasonable endeavours to agree the Market Rental Value which shall be payable with effect from the date of commencement of the term of the Renewal Lease by the date no later than three (3) months prior to the Renewal Rent Determination Date and in the absence of agreement between the Landlord and the Tenant, the Market Rental Value shall be determined by the Surveyor acting as an arbitrator under the Arbitration Act 1996.

(c)	The Surveyor may be appointed not more than three (3) months before or at any time after the Renewal Rent Determination Date:
(i)	by agreement between the Landlord and the Tenant; or

(ii)	in the absence of such agreement, by the President upon the application of the Landlord or the Tenant.
(d)	The Landlord or the Tenant may apply for a substitute Surveyor to be appointed in accordance with paragraph 2(3) if:
(i)	the Surveyor fails to determine the Market Rental Value within three months after the date of his appointment or such longer period as may in all the circumstances be reasonable;

(ii)	the Surveyor relinquishes his appointment or dies; or

(iii)	for any reason it becomes apparent that the Surveyor will be unable to complete his duties under paragraph 2.
This procedure may be repeated as often as necessary.
(e)	The fees payable to the President and to the Surveyor shall be borne as determined by the Surveyor. If either the Landlord or the Tenant shall fail to pay their share of the fees payable under this paragraph 2(5) within 21 days of the same being demanded by the President or the Surveyor the other shall be entitled to pay the same and recover the sum as a debt from the party which failed to make payment.

(f)	Immediately upon the Landlord and the Tenant reaching agreement as to the Market Rental Value or upon the Surveyor’s determination of this, the Renewal Principal Rent will be deemed to have been determined in accordance with this Schedule 3.
3.	MEMORANDUM OF RENEWAL PRINCIPAL RENT
Upon the Market Rental Value being agreed or determined in accordance with paragraph 2, a memorandum recording the Renewal Principal Rent determined in accordance with this Schedule 3 shall be signed by the Landlord and the Tenant or by a duly authorised officer on behalf of either party.
4.	PAYMENT OF RENEWAL PRINCIPAL RENT
If the Tenant has served a notice pursuant to Clause 5 (Tenant’s option to renew) and the Market Rental Value has not been agreed or determined by the date of the commencement of the term of the relevant Renewal Lease:
(a)	the Tenant shall pay to the Landlord by way of Principal Rent under the Renewal Lease a sum equal to the Principal Rent payable immediately prior to the date of expiry of the Contractual Term until the date of such agreement or determination (Date of Determination); and

(b)	within fourteen (14) days of the Date of Determination:
(i)	where there is an Uplift, the Tenant shall pay to the Landlord:
(A)	the Uplift for the period from and including the term commencement date of the relevant Renewal Lease until the Usual Quarter Day following the Date of Determination; and

(B)	interest on the Uplift calculated on a daily basis at 3% below the Prescribed Rate from the date upon which each part of the Uplift would have been payable if the Market Rental Value had been agreed prior to the date of completion of the Renewal Lease until the date of payment; or

(ii)	where there is an Overpayment, the Landlord shall pay to the Tenant:
(A)	the Overpayment for the period on and from the term commencement date of the Renewal Lease until the Usual Quarter Day following the Date of Determination; and

(B)	interest on the Overpayment calculated on a daily basis at 3% below the Prescribed Rate from the dates upon which each part of the Overpayment comprised in the Principal Rent has been paid by the Tenant on and from the date of completion of the Renewal Lease until the date of payment.
5.	GENERAL

The Landlord and Tenant acknowledge that notwithstanding the expiry of this Lease and/or the grant of a Renewal Lease the provisions of this Schedule 3 shall still be enforceable in order to calculate the Principal Rent under the relevant Renewal Lease.

SCHEDULE 4
GUARANTOR’S COVENANTS
1.	GUARANTEE

If the Tenant fails to comply with any of the Lease Provisions, the Guarantor guarantees that it shall, on demand by the Landlord, immediately perform and discharge the obligations of the Tenant under them.

2.	CONTINUING GUARANTEE

The guarantee set out in Paragraph 1 (Guarantee) is a continuing guarantee and is additional to, and not in substitution for, any other security or guarantee which is or may be held by the Landlord from time to time in respect of the obligations of the Tenant under the Lease.

3.	PRIMARY OBLIGATION

The Guarantor shall perform and discharge all of the Tenant’s obligations under this Lease as if they were the primary obligations of the Guarantor.

4.	INDEMNITY

The Guarantor shall indemnify and keep indemnified the Landlord against any losses, liabilities, costs and expenses resulting from the failure of the Tenant to observe any of the Lease Provisions.

5.	TO ACCEPT A NEW LEASE
(a)	In this Paragraph 5, the following expressions mean:

“Event of Default” means the disclaimer or surrender of the Lease by either a trustee in bankruptcy of the Tenant, if the Tenant is an individual, a liquidator of the Tenant, if the Tenant is a company; the disclaimer of the Lease by the Crown, if the Lease becomes bona vacantia, or the striking off of the Tenant from the register of companies pursuant to the provisions of the Companies Act 1985 or the forfeiture of this Lease.

“Landlord’s Notice” means a notice in writing requiring the Guarantor to take a New Lease or indemnify the Landlord as provided in Paragraph 5(d) of this Schedule served by the Landlord on the Guarantor within three months of an Event of Default coming to the Landlord’s knowledge.

“New Lease” means a lease of the Property for a term commencing on the date of the Event of Default, expiring on the date the Term would have expired had there been no Event of Default, reserving rents equivalent to the Rents and containing terms identical to the Lease Provisions.

(b)	If, following an Event of Default, the Landlord serves a Landlord’s Notice requiring the Guarantor to take a New Lease, the Guarantor shall accept a New Lease, execute a counterpart of the New Lease and pay the Landlord’s solicitors’ costs and disbursements of and incidental to the grant of the New Lease.
(c)	If at the date of the Event of Default any review of the rent under the Lease has fallen due but the rent review shall not have been agreed or determined prior to the grant of the New Lease then the New Lease shall provide for a review of the rent upon the first day of the term of that New Lease.

(d)	If, following an Event of Default, the Landlord serves a Landlord’s Notice requiring the Guarantor to indemnify the Landlord, the Guarantor shall pay to the Landlord on demand the Rents for the period commencing on the date of the Event of Default and ending on the earlier of:
(i)	the date three months after the date of the Event of Default; and

(ii)	the date, if any, upon which rent becomes payable after the Premises are re-let.
6.	UNCONDITIONAL GUARANTEE

The Guarantor’s obligations under this Schedule, including its guarantee under Paragraph 1 (Guarantee), are unconditional and irrevocable.

7.	NO ASSIGNMENT OF BENEFIT NECESSARY

The benefit of the Guarantor’s obligations under this Schedule, including its guarantee under Paragraph 1 (Guarantee), shall pass to the Landlord’s successors in title to this Lease without the need for any assignment of the same.

8.	DURATION OF GUARANTEE

The guarantee in this Schedule shall remain in full force and effect until the earlier of:
(a)	the determination of the Term;

(b)	the assignment of this Lease by the Tenant in accordance with the provisions of Clause 3.8 (Dealings with this Lease); or

(c)	the date upon which the Tenant is released from liability under this Lease by virtue of s11(2) Landlord and Tenant (Covenants) Act 1995 but without prejudice to any accrued right of action or remedy of the Landlord.

9.	GENERAL

In this Schedule, any reference to the “Tenant” shall be deemed to refer to the tenant for the time being of this Lease at the date the Guarantor enters into this guarantee and shall expressly exclude any assignee of the Tenant.

SCHEDULE 5
LIST OF LANDLORD’S FIXTURES

EXECUTION:

SIGNED as a Deed by COLERIDGE	)
(NO. 45) LIMITED acting by a director/a	)
director and its secretary:

Director /s/ illegible

Director/Secretary /s/ illegible

SIGNED as a Deed by BOOKHAM	)
TECHNOLOGY PLC acting by a director/a	)
director and its secretary:	)

Director /s/ Stephen Abely

Director /s/ Thomas Kelley

Executed as a Deed by BOOKHAM, INC	)
a company formed under the laws of the	)
State of Delaware, United States of	) /s/ Stephen Abely
America, by S. Abely
being a person who, in accordance with the
laws of that territory, is acting under the
authority of the company